Exhibit 16.1

PAN-CHINA SINGAPORE PAC
天健新加坡会计师事务所有限公司
UEN:201603521D
80 SOUTH BRIDGE ROAD
#04-02 GOLDEN CASTLE BUILDING SINGAPORE 058710
TEL: +65 6438 3524

Date: October 14, 2025

United States Securities and Exchange Commission

Office of the Chief Accountant 100 F Street, N.E.

Washington, DC 20549

Re: Skycorp Solar Group Limited

Ladies and Gentlemen:

We are the former independent registered public accounting firm for Skycorp Solar Group Limited (the “Company”). We have been furnished with a copy of the Company’s Form 6-K dated October 14, 2025, disclosing our dismissal as independent registered public accountants of the Company. We confirm our agreement with the statements made in such disclosure in so far as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent registered public accountants by the Company.

Thank you

Yours truly,

Pan-China Singapore PAC (6255)

Chartered Accountants

Singapore